Exhibit 99.7
The Board of Directors
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated March 31, 2009, to the Board of Directors of Fidelity National Information Services, Inc. (“FIS”) as Appendix D to, and to the reference thereto under the headings “SUMMARY—Opinions of Financial Advisors,” “FIS PROPOSAL 1 AND METAVANTE PROPOSAL 1: THE MERGER—Background of the Merger,” “FIS PROPOSAL 1 AND METAVANTE PROPOSAL 1: THE MERGER—FIS’ Reasons for the Merger and the Investments; Recommendation of the FIS Board of Directors” and “FIS PROPOSAL 1 AND METAVANTE PROPOSAL 1: THE MERGER—Opinions of FIS’ Financial Advisors—Opinion of Banc of America Securities” in, the joint proxy statement/prospectus relating to the proposed merger involving FIS and Metavante Technologies, Inc., which joint proxy statement/prospectus forms a part of FIS’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC
May 4, 2009